Exhibit 10.2
EQUIPMENT LEASE AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into by and between WWW.ELINKSYSTEMS.COM,LLC, a Texas Based Company (“Lessor”), and CLAIMSNET.COM __________________, a ___ Delaware Corporation _______________ (“Lessee” and collectively with Lessor, the “Parties”), as of December 1, 2006.
     1. EQUIPMENT LEASED. Lessor hereby leases to Lessee, and Lessee leases from Lessor, the property (hereinafter referred to as the “Equipment”), set forth in Exhibit A, which is attached hereto and made a part hereof. Exhibit A may be modified from time to time upon the separate written agreement of the Parties.
     2. TERM AND RENT. The term of this Agreement (the “Lease Term”) shall commence on the date first above written and, subject to any right to terminate the Agreement herein, shall remain in force for three years from that date; provided, however, that Lessor may terminate this Agreement at any time by giving prior notice to Lessee, not less than three (3) days before the date of such termination. Unless a different pay period is subsequently agreed to by the Parties, rent in the amount of Four Thousand, Seventy Eight and 39/100 Dollars ($4,078.39) shall be paid by Lessee to Lessor on the first day of each month during the Lease Term.
     3. TITLE. This Agreement creates a lease only of the Equipment and, except as otherwise stated in Section 6 below, nothing contained herein or the payment of rent hereunder shall enable Lessee to acquire any right, title, or other interest in or to the Equipment other than that of a lessee. Lessee will not (i) subject the Equipment to any claims, liens or encumbrances, (ii) sell, sublet or lend the Equipment, or (iii) permit the Equipment to be used by anyone other than Lessee and its employees and agents.
     4. TAXES AND OTHER CHARGES. Unless subsequently agreed to otherwise by the Parties:
(a)	Lessee shall pay and/or be responsible for all sales and use taxes imposed on the possession, use, or operation of the Equipment during the term of this Agreement.

(b)	Lessee assumes all responsibility and shall pay the cost and expense for all licensing, registrations, permits, and such other certificates as may be required for the lawful operation of the Equipment during the term of this Agreement.

(c)	Lessee shall observe all safety rules and other requirements of regulatory bodies having jurisdiction and shall pay all fines assessed.

(d)	Lessor may pay any tax, licensing, registration, or permit fee, fine, or other charge, whether levied, assessed, charged, or imposed against Lessor or the Lessee. If such payment is made by Lessor, Lessee shall reimburse Lessor. Lessor shall also have the right of offset in the event Lessor owes any monies to Lessee.

     5. LOCATION OF EQUIPMENT. The Equipment shall not be delivered to Lessee during the Lease Term, but shall remain at Lessor’s place of business or other location as determined by the Lessor.
     6. PURCHASE OPTION. At the end of the Lease Term, as further consideration for the payment of rent by the Lessee, the Lessee shall have the right, but not the obligation, to purchase all of the Equipment for the amount of One Dollar ($1.00) (the “Purchase Option”). Lessee shall notify Lessor no later than thirty (30) days prior to the end of the Lease Term of its intention to exercise the Purchase Option. If Lessee fails to provide such notice, the Purchase Option shall expire thirty (30) days prior to the end of the Lease Term.
     7. MAINTENANCE AND REPAIR. Lessee shall purchase and pay all operating expenses necessary for the operation of the Equipment, and at Lessee’s sole cost and expense keep the Equipment in good repair, condition, and operating order. In the event Lessor pays any such costs, Lessor shall invoice Lessee for such costs for payment. Lessor shall have the right of offset in the event Lessor owes any monies to Lessee. At the end of the Lease Term, unless Lessee exercises the Purchase Option, Lessee shall return the Equipment, if necessary, to Lessor at Lessor’s place of business in operating order and in the same condition and state of repair as it was on the date of this Agreement, ordinary wear and tear excepted.
     8. LOSS, DAMAGE AND INSURANCE. As between the Parties, Lessee accepts all risks of loss and damage to the Equipment (“Loss”) from the shipment of the Equipment, if applicable, to Lessee until returned to Lessor. Lessee Must notify Lessor immediately if there is any Loss and Lessor will demand that Lessee either (a) repair or replace the Equipment or (b) pay Lessor the “Stipulated Loss Value” which is the sum of (i) all Rent and other amounts due, and currently owed to Lessor under the Lease, including unpaid taxes, (ii) all future Rent payments that would accrue over the remaining Lease Term plus Lessor’s estimated value of the residual interest of all of the Equipment at the end of the Lease Term, such sum to be discounted to present value at a discount rate equal to the Federal Reserve Bank Discount Rate in effect at the date of this Agreement and (iii) any costs and expenses incurred as a result of this event. For the Lease Term set forth above, Lessee will maintain property casualty insurance in an amount equal to the replacement value of the Equipment naming Lessor as loss payee and public liability and third party property damage insurance naming Lessor as an additional insured. At Lessor’s request, Lessee will deliver the policies or certificates of insurance to Lessor. If Lessee does not give Lessor evidence of insurance we may obtain such insurance and charge Lessee for the cost. The foregoing policies shall provide that it may not be cancelled or materially altered without at least 30 days’ prior written notice to Lessor.
     9. DEFAULT. Each of the following is considered a default (“Default”) under this Agreement: (i) if Lessee fails to perform any of the obligations, terms or conditions of this Agreement including payment of rent when due, (ii) if Lessee becomes insolvent or enters into (or has entered against Lessee) bankruptcy, receivership, reorganization, dissolution, liquidation or other similar proceeding, (iii) if Lessee makes an attempt to sell or convert the Equipment, (iv) or the Equipment be encumbered in any way. In the event of a Default, Lessor shall have the right to exercise the following nonexclusive remedies:

(a)	To require Lessee to pay to Lessor a sum equal to (i) the Stipulated Loss Value calculated above plus; (ii) any costs and expenses (including breakage fees) incurred as a result of the Default;

(b)	To receive payment by Lessee in the amount of $4078.39. + all appropriate sales, city, county, federal, and any other taxes , due at the beginning of the month.

(c)	To Cancel or terminate this Agreement;

(d)	To retake and retain, if necessary, the Equipment without demand or legal process free of all rights of the Lessee; and

(e)	Pursue all rights and remedies available to Lessor at law or in equity.
     10. LATE CHARGES. If any payment of rent or other amount payable to Lessor is no received in full within 5 days after the due date, Lessee will pay to Lessor a late charge equal to the greater of (i) 5.00% of the late payment amount or (ii) $50.00 for each late payment (or if less, the highest amount permitted by applicable law). Payment of any late charge does not excuse Lessee of any default under this Agreement.
     11. ARBITRATION. Either Party, or anyone to whom this Lease is transferred may choose to have any dispute arising under this Lease resolved by binding arbitration. The party demanding arbitration may elect for the arbitration to be conducted under the rules then in effect of either the National Arbitration Forum (“NAF”); JAMS/Endispute; or the American Arbitration Association. Where available, the arbitration shall be conducted under the commercial rules of the selected forum, as amended by this arbitration clause (the “Arbitration Clause”). Arbitration rules and other information are available by contacting these arbitration forums:

American Arbitration Association 1150 Connecticut Avenue, NW, Floor 6 Washington, DC 20036-4104 202-296-8510	JAMS/Endispute 700 11th Street, N.W., Suite 450 Washington, DC 20001 800-352-5267	National Arbitration Forum P. O. Box 50191 Minneapolis, MN 55405 612-631-1105
Any party may elect to arbitrate even if an action has been filed in court, so long as no judgment has been rendered. However, if the party that has not demanded arbitration prefers to proceed in small claims court instead of arbitrating the claim, the party that has demanded arbitration shall be required to revoke the demand for arbitration and litigate in small claims court after receiving adequate assurance that the total of all current and future claims to be raised in the small claims court action by the party that has not demanded arbitration will not exceed a total amount in controversy of $5,000.
A single arbitrator shall hold the arbitration hearing in the federal judicial district where Lessee is located. The arbitrator shall apply applicable law. The arbitrator’s award shall be final and binding on all parties, except that in the event of an award in excess of $100,000, the non prevailing party may request a new arbitration by a three-arbitrator panel under the selected forum’s rules.

Each party shall pay its own arbitration costs and expenses, including attorneys’ fees, except that the arbitrator may award attorneys’ fees, court costs and other charges if applicable law permits. Either party may enter judgment on the award in the highest local, state or federal court or before any administrative body that has jurisdiction. This Arbitration Clause shall survive termination or expiration of the Lease Term. No class action arbitration may be brought or ordered under this Arbitration Clause and there shall be no joinder of parties, except for joinder of parties mentioned in this Arbitration Clause.
UNDER THIS ARBITRATION CLAUSE, DISPUTES BETWEEN THE PARTIES MAY BE RESOLVED BY BINDING ARBITRATION EVEN IF ONE PARTY WOULD PREFER TO SETTLE THE DISPUTE IN COURT; A PARTY MAY NOT HAVE THE RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL; THE ABILITY TO COMPEL OTHER PARTIES TO PRODUCE DOCUMENTS OR TO BE EXAMINED IS MORE LIMITED IN ARBITRATION THAN IN A LAWSUIT; AND, RIGHTS TO APPEAL OR CHANGE AN ARBITRATION AWARD IN COURT ARE VERY LIMITED. IF LESSEE IS IN DEFAULT, LESSOR RETAINS AN OPTION TO USE JUDICIAL OR NON-JUDICIAL RELIEF TO ENFORCE ITS INTEREST IN THE EQUIPMENT AND TO ENFORCE THE MONETARY OBLIGATION. JUDICIAL RELIEF WOULD TAKE THE FORM OF A LAWSUIT THAT WILL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY TO COMPEL ARBITRATION REGARDING ANY OTHER DISPUTE OR REMEDY SUBJECT TO ARBITRATION IN THIS LEASE, INCLUDING THE FILING OF A COUNTERCLAIM IN A LAWSUIT BROUGHT BY EITHER PARTY PURSUANT TO THIS PROVISION.
     12. WAIVER. Lessor’s forbearance in exercising any right or remedy available hereunder upon Lessee’s breach of the terms, covenants, and conditions of this Agreement or Lessor’s failure to demand the punctual performance thereof shall not be deemed a waiver of:
(a)	such right or remedy;

(b)	the requirement of punctual performance; or

(c)	any subsequent breach or default on the part of Lessee;
     13. DISCLAIMER OF WARRANTIES. Lessee acknowledges that (i) Lessor is not the manufacturer of the Equipment nor the manufacturer’s agent, and (ii) Lessor has not made any representation or warranty regarding the Equipment not contained herein, and (iii) Lessee is responsible for reading the operating instructions and warnings provided by the manufacturer of the Equipment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LESSOR DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE EQUIPMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     14. NOTICES. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the Parties at their last known address.
     15. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas. All civil actions filed as a result of disputes arising out of this Agreement shall be filed in the court of proper jurisdiction in the State of Texas.
     16. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

WWW.ELINK SYSTEMS.COM, LLC		CLAIMSNET.COM
2500 Legacy Drive
Suite 120
Frisco, TX 75034

By:	/s/ Blake York Name: Blake York	By:	/s/ Don Crosbie Name: Don Crosbie
	Title: President		Title: CEO

EXHIBIT A
EQUIPMENT LEASE AGREEMENT

Product	Vendor	Price	qty	Ext Price
Cisco 2950 24 Port Switch	eLink	$1,950.00	2	$3,900.00
Cisco ASA5510 firewall w/Intrusion Detection Option	eLink	$7,000.00	1	$7,000.00
TrendMicro AntiVirus license	eLink	$35.00	8	$280.00
Misc Hardware	eLink	$125.00	1	$125.00
Installation	eLink	$3,800.00	2	$7,600.00

MS Server Enterprise Edition 2003 R2 — *** and ****	eLink	$2,175.00	1	$2,175.00
MS Server Enterprise Edition 2003 R2 — Media	eLink	$25.96	1	$25.96
MS Server 2003 Web Edition	eLink	$399.00	2	$798.00
MS Server 2003	eLink	$650.26	3	$1,950.78
MS Server CAL	eLink	$25.96	20	$519.20
MS Server Media Kit	eLink	$27.00	1	$27.00
MS Terminal Server CALS	eLink	$71.79	20	$1,435.80
MS SQL Server Standard Per Processor	eLink	$5,300.00	2	$10,600.00
MS SQL Server Standard Media	eLink	$25.96	1	$25.96

HP DL580 G4	HP	$20,950.63	2	$41,901.26
HP Care Pack DL580 24x7	HP	$1,102.50	2	$2,205.00
HP ILO2 License	HP	$226.85	2	$453.70
MSA1500 SAN Kit	HP	$9,235.00	1	$9,235.00
256MB Ram	HP	$377.65	2	$755.30
MSA1500 HA Bundle	HP	$6,250.00	1	$6,250.00
146GB U320 15K RPM HD	HP	$419.30	14	$5,870.20
HP Care Pack 24x7 MSA1500	HP	$2,382.10	1	$2,382.10
HP DL380 G5	HP	$5,545.22	1	$5,545.22
HP Care Pack DL380 24x7	HP	$616.85	1	$616.85
HP ILO2 License	HP	$226.85	1	$226.85
HP Dl360 G5	HP	$1,982.24	1	$1,982.24
HP Care Pack DL360 24x7	HP	$357.50	2	$715.00
HP ILO2 License	HP	$226.85	2	$453.70
HP Dl360 G5	HP	$2,042.55	2	$4,085.10
HP Care Pack DL360 24x7	HP	$357.50	2	$715.00
HP ILO2 License	HP	$226.85	2	$453.70
HP DL360 G4 — Send mail Server	eLink	$1,000.00	1	$1,000.00

TOTAL				$121,308.92

***	- Claimsnet needs qty2 — Claimsnet will provide 1 copy

****	- No User counts included
Lease Options                     36 months